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                                 Exhibit 99.1

Thursday April 16, 4:00 pm Eastern Time

Company Press Release

P-Com, Inc. Announces Results for First Quarter of 1998

CAMPBELL, CA, USA (April 16, 1998)--P-Com, Inc.
(NASDAQ/NMS:PCMS- news), reported results for its first quarter ended March 31, 1998 with net sales of $58.6 million, a 33% increase over $44.2 million in net sales for the comparable quarter of 1997.

The first quarter of 1998 results of operations, without giving effect to a one time in-process research and development charge associated with an acquisition, were a fully taxed net income of $5.1 million or diluted earnings per share of $0.12 with weighted average common and common equivalent shares of 48.2 million, an increase of 200% over the diluted earnings per share of $0.04 for the prior year's first quarter which exceeded the consensus of the analysts expectations.

As previously announced on March 28, 1998, the Company completed the acquisition of certain of the assets of the Wireless Communications Group of Cylink Corporation located in Sunnyvale, Calif. The acquisition has been accounted for under the purchase method of accounting. In connection with the acquisition, the Company incurred a one time in-process research and development charge of $33.9 million.

This one time charge caused the Company's net loss for the quarter of $17.2 million which compares to net income of $1.7 million for the comparable period last year. The basic and diluted net loss results of $0.40 per share with weighted average common shares of 43.0 million in the first quarter of 1998 compares to diluted earnings per share of $0.04 with weighted average common and common equivalent shares of 43.2 million for the prior year's first quarter.

P-Com's Chairman and Chief Executive Officer George P. Roberts said, "Our efforts in the quarter were highlighted by successfully completing the acquisition of certain of the assets of the Wireless Communications Group from Cylink Corporation.

"We believe this transaction will position P-Com well in important regions of the world where we can leverage our technology, products and services. Globally, demand remained strong during the quarter for point-to-point and spread spectrum radio products as deregulation trends have continued to provide opportunities to further grow our business."

P-Com's Chief Financial Officer Michael J. Sophie said, "We believe the successful operating results for the quarter which included a 33% sales growth and 200% earnings per share growth as compared to the first quarter of 1997 are indicative that our strategies of customer-oriented research and development and acquisitions which focus on complementary products, increased marketing channels, and new technology are delivering positive results."